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                                   EXHIBIT 5.1

                       Opinion of Rogers & Whitley, L.L.P.
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                            ROGERS & WHITLEY, L.L.P.
                         816 CONGRESS AVENUE, SUITE 1100
                               AUSTIN, TEXAS 78701


                                                                  (512) 328-8156
                                  June 12, 2001

Texas Regional Bancshares, Inc.
3900 North 10th Street, 11th Floor
McAllen, Texas  78501

         RE: Issuance of 275,000 shares of Class A Voting Common Stock of Texas Regional Bancshares, Inc.

Gentlemen:

         We have acted as counsel for Texas Regional Bancshares, Inc. (the "Corporation"), a Texas corporation, in connection with a proposed registration by the Corporation with the Securities and Exchange Commission on a Form S-8 Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended, of 275,000 shares of Class A Voting Common Stock of Texas Regional Bancshares, Inc. (the "Shares"), for sale to employees of the Corporation and its subsidiaries pursuant to the Texas Regional Bancshares, Inc. 2000 Incentive Stock Option Plan (the "Plan").

         Before rendering this opinion, we have examined such corporate and other documents, and such questions of law, as we have considered necessary and appropriate for the purposes of this opinion, and have relied, as to factual matters, on certificates and other statements of officers of the Corporation and others.

         Based upon the foregoing and subject to the assumptions, exceptions and qualifications herein stated, we are of the opinion that the Shares, when issued in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan and the relevant award agreements, will, upon full payment therefor in cash, be validly issued, fully paid and nonassessable.

         In rendering the opinion set forth herein, we have assumed that the Corporation will receive the full amount and type of consideration as specified in the Plan and each applicable award agreement for each of the Shares, that such consideration will be in cash, personal property or services already performed, that such consideration will equal or exceed the par value per share of the Shares, that appropriate certificates evidencing the Shares will be properly executed upon each such issuance and that each grant of an award pursuant to the Plan will be duly authorized.

         The opinion expressed herein is limited to the laws of the state of Texas and federal laws of the United States of America.
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         We hereby consent to the use of our name in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement, but we do not thereby admit that we are within the class of persons whose consent is required under the terms of the Securities Act of 1933, as amended.

                             Very truly yours,

                             Rogers & Whitley, L.L.P.



                             By: /s/ William A. Rogers, Jr.
                                ---------------------------------
                                William A. Rogers, Jr., Partner
WAR/dw